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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                                 Orthovita, Inc.
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    68750U102
                                 (CUSIP Number)


                                  June 26, 2003
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

   CUSIP No. 68750U102                                   Page 2 of 6 Pages


-------------- -----------------------------------------------------------------
      1        Names of Reporting Persons
               I.R.S. Identification Nos. of Above Persons (Entities Only)

               Rennes Fondation
-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group       (a): [ ]
               (See Instructions)                                     (b): [ ]

-------------- -----------------------------------------------------------------
      3        SEC Use Only


-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               Principality of Liechtenstein

-------------- -----------------------------------------------------------------
                  5    Sole Voting Power
   NUMBER OF
     SHARES            1,983,474
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    Shared Voting Power
      EACH
   REPORTING           -0-
     PERSON       --------------------------------------------------------------
      WITH        7    Sole Dispositive Power

                       1,983,474
                  --------------------------------------------------------------
                  8    Shared Dispositive Power

                       -0-
-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               1,983,474
-------------- -----------------------------------------------------------------
     10        Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares:  [ ]
               (See Instructions)
-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               4.99%
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)

               00
-------------- -----------------------------------------------------------------

   CUSIP No. 68750U102                                   Page 3 of 6 Pages

Item 1.

         (a) Name of Issuer:

             Orthovita, Inc.

         (b) Address of Issuer's Principal Executive Offices:

             45 Great Valley Parkway,  Malvern PA 19355

Item 2.

         (a) Name of Persons Filing:

             Rennes Fondation

         (b) Address of Principal Business Office or if None, Residence:

             Aeulestrasse 38

             FL-9490 Vaduz

             Principality of Liechtenstein

         (c) Citizenship:

             Principality of Liechtenstein

         (d) Title of Class of Securities:

             Common Stock, par value $0.01 per share

         (e) CUSIP Number:

             68750U102

Item 3.

         N/A

Item 4.  Ownership

         (a) Amount Beneficially Owned:

             1,983,474

         (b) Percent of Class:

                  4.99%

   CUSIP No. 68750U102                                   Page 4 of 6 Pages

         (c) Number of shares as to which such person has:

             (i)    Sole power to vote or to direct the vote:

                    1,983,474

             (ii)   Shared power to vote or to direct the vote:

                    -0-

             (iii)  Sole power to dispose or to direct the disposition of:

                    1,983,474

             (iv)   Shared power to dispose or to direct the disposition of:

                    -0-

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X| .

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                  N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on by the
         Parent Holding Company

                  N/A

Item 8.  Identification and Classification of Members of the Group

                  N/A

Item 9.  Notice of Dissolution of Group

                  N/A

   CUSIP No. 68750U102                                   Page 5 of 6 Pages

Item. 10. Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

   CUSIP No. 68750U102                                   Page 6 of 6 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  September 9, 2003                     RENNES FONDATION


                                              /s/ Rolf Herter
                                              ----------------------
                                              Name:  Rolf Herter
                                              Title: Director